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                                                                     Exhibit 3.1


                            CERTIFICATE OF AMENDMENT
                                       OF
                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                              McKESSON CORPORATION


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                       Pursuant to Sections 222 and 242 of
                       the General Corporation Law of the
                                State of Delaware

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        McKesson Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

        FIRST: At a meeting of the Board of Directors of the Corporation duly called and held on May 29, 2002, resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and directing that such amendment be submitted to the stockholders of the Corporation for approval at its Annual Meeting of Stockholders to be held on July 31, 2002. Such resolutions recommended that the first paragraph of Article IV of the Restated Certificate of Incorporation of the Corporation be amended and restated in its entirety as follows:

                     "The total number of shares of stock of all classes which
             the Corporation has authority to issue is 900,000,000 shares, divided into 100,000,000 shares of Preferred Stock, par value $0.01 per share (herein called the "Series Preferred Stock") and 800,000,000 shares of Common Stock, par value $0.01 per share (herein called "Common Stock"). The aggregate par value of all shares is $9,000,000."

        SECOND: At the Annual Meeting of Stockholders of the Corporation duly called and held on July 31, 2002, the affirmative vote of a majority of the votes permitted to be cast by the holders of the outstanding shares of the Corporation's common stock, par value $0.01 per share, was obtained in favor of such amendment with respect to Article IV.

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        THIRD: That the foregoing amendment was duly adopted in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

               IN WITNESS WHEREOF, McKesson Corporation has caused this Certificate to be executed in its corporate name this 31st day of July, 2002.

                                        McKESSON CORPORATION

                                        By: /s/ Ivan D. Meyerson
                                           --------------------------------
                                        Name:  Ivan D. Meyerson
                                        Title: Senior Vice President, General
                                               Counsel and Corporate Secretary

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